Exhibit 23.2

Consent of Sanghavi & Company

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement (No. 333-161802) on Form S-3 of AMCOL International Corporation (“AMCOL”) of our report dated September 22, 2009, with respect to the consolidated financial statements of Ashapura Minechem Limited as of March 31, 2009 and 2008 (unaudited) and for the years ended March 31, 2009, 2008 (unaudited) and 2007 (unaudited), which appears in the Annual Report on Form 10-K of AMCOL for the year ended December 31, 2008, as amended, filed with the Securities and Exchange Commission.

/s/ Sanghavi & Company

Mumbai, India
December 14, 2009